Filed Under Rule 433
Registration No. 333-160487
GE Interest Plus®
The more you invest,
the more you can earn
with GE Interest Plus.

GE Interest Plus®

GE Interest Plus®
Invest more
and watch your rate climb.
INVEST NOW
get a $25 incentive**
**One lifetime incentive per Social Security number.
GE interest Plus is an investment in the senior, unsecured corporate debt of the General Electric Captial Corporation. You should note that GE interest Plus Notes one not a money market fund, which is generally a diversified fund consisting of investment in short term debt securities of many componies. Unlike bank accounts and certicifates of deposit, GE Interest Plus is not an FDIC -lnsured de[psot/ GE Interest Plus is not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information. The issuer has Filed a registration statement [Including a prospectus] [Registration Statement No. 133-160487] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issure and this aftering. You may get these documents for free byvisiting EDGAR on the SEC website at www.sec.gov or by visiting
geinterestplus.com. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to mail you the prospectus if you request it by visiting geinterestplus.com

GE Interest Plus©
Invest more
and watch your rate climb.
INVEST NOW
get a $25 incentive
**One lifetime incentive per Socail Security number.
Temporary Liquidity Guarantee Program. It is possible to lose money if GE Capital is unable to pay its debts. Plese see the prospectus for important investment information. The issuer has filed a registration statement [including a prospectus] [Registration Statement No. 133- 160487] with the SEC for the offering to which this communication relates. Before you invest, you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free byvisiting EDGAR on the SEC website at www.sec.gov or by visiting
geinterestplus.com. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus it you request it by visiting geinterestplus.com or calling toll free 1-600-583-5453.
Yields as of 7/9/2009 and may be reset weekley. Yield reflects the annual rate of return on your investment. It assumes that Interest is ocorued daily and posted monthly, and that there one no additional investments or redemptions. Current rates and yields are available at geinterestplus.com.